Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	July 23, 2008
Contact:	Anne-Marie Wright, Vice President of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS
62 PERCENT INCREASE IN NET EARNINGS ON 500-BASIS POINT
GROSS MARGIN IMPROVEMENT

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, today announced record revenues of $57.4 million for its second quarter ended June 30, 2008, compared with $51.8 million for the second quarter of 2007, an increase of 11%.  Revenues for the six-month period ended June 30, 2008 were a record $111.0 million, compared with $102.8 million for the same six-month period in 2007, a gain of 8%.

Net income for the second quarter ended June 30, 2008 was a record $5.8 million, up 62% to $0.21 per share, compared to $3.6 million, or $0.13 per share, for the comparable quarter of 2007.  Net income for the six-month period ended June 30, 2008 was a record $10.1 million, up 54% to $0.36 per share, compared to $6.6 million, or $0.23 per share, for the same period of 2007.

“We are pleased that our plan for margin and profit improvement yielded record results for the quarter,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “We believe improvement in procedure rates, acceptance of our new products and the expansion of our market opportunities should continue to drive performance in the future.”

“We continue to focus on the areas that have created these results such as automation, alternate site opportunities, overall efficiency and lean manufacturing,” Lampropoulos added.

“These results were accomplished despite headwinds with commodity prices and labor costs.”

All product categories of Merit’s business contributed to revenue growth in the second quarter of 2008, with catheter sales increasing 20%; stand-alone device sales growing 14%; inflation device sales rising 8%; and custom kit and tray sales increasing 7%.

For the six-month period ended June 30, 2008, catheter sales increased 15%; stand-alone device sales grew 10%; inflation device sales rose 7%; and custom kit and tray sales increased 4%.

Gross margins for the second quarter of 2008 were 42.7% of sales, compared to 37.7% of sales for the second quarter of 2007.  Gross margins for the six-month period ended June 30, 2008 were 41.5% of sales, compared to 37.3% of sales for the same period of 2007.  The 500-basis point increase in gross margins for the second quarter of 2008 and the 420-basis point increase for the six-month period ended June 30, 2008 can be attributed primarily to a reduction in production headcount, lower average fixed overhead costs through increased production, some customer price increases, product mix improvement from the discontinuance of lower-margin kits sold to an OEM customer, lower unit costs for products built in Mexico and product automation.

Selling, general and administrative expenses for the second quarter of 2008 were 22.4% of sales, compared to 22.9% of sales for the second quarter of 2007.  For the six-month period ended June 30, 2008, selling, general and administrative expenses were 23.3% of sales, compared with 23.2% of sales for the first six months of 2007.

Research and development costs during the second quarter of 2008 were 4.6% of sales, compared to 4.3% of sales for the second quarter of 2007.  Research and development costs were 4.1% of sales for the first six months of 2008, compared to 4.4% of sales for the same period of 2007.

Income from operations was a record $9.0 million, up 65% for the second quarter of 2008, compared to $5.5 million for the second quarter of 2007.  For the six-month period ended June 30, 2008, income from operations was a record $15.6 million, up 57% compared to $10.0 million for the same period of 2007.

Merit’s effective tax rate for the second quarter of 2008 was 36.5%, compared with 35.0% for the second quarter of 2007.  For the six-month period ended June 30, 2008, Merit’s effective tax rate was 36.3%, compared to 35.0% for the same period of 2007.

CONFERENCE CALL

Merit Medical invites all interested parties to participate in its conference call today, July 23rd, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is 800-218-9073, and the international number is 303-205-0033.  A live webcast as well as a rebroadcast can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

INCOME STATEMENT

(Unaudited, in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

SALES	$57,441	$51,811	$110,994	$102,841

COST OF SALES	32,939	32,275	64,900	64,447

GROSS PROFIT	24,502	19,536	46,094	38,394

OPERATING EXPENSES
Selling, general and administrative	12,839	11,858	25,911	23,873
Research and development	2,654	2,207	4,570	4,571
Total	15,493	14,065	30,481	28,444

INCOME FROM OPERATIONS	9,009	5,471	15,613	9,950

OTHER INCOME (EXPENSE)
Interest income	162	63	312	152
Other (expense)	(16)	(1)	(21)	(2)
Total other income - net	146	62	291	150

INCOME BEFORE INCOME TAX EXPENSE	9,155	5,533	15,904	10,100

INCOME TAX EXPENSE	3,337	1,937	5,769	3,535

NET INCOME	$5,818	$3,596	$10,135	$6,565

EARNINGS PER SHARE-
Basic	$0.21	$0.13	$0.37	$0.24

Diluted	$0.21	$0.13	$0.36	$0.23

AVERAGE COMMON SHARES-
Basic	27,603,207	27,727,055	27,546,681	27,690,218

Diluted	28,325,382	28,480,161	28,310,855	28,548,583

BALANCE SHEET

(Unaudited in thousands)

	June 30,	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$26,756	$17,574
Trade receivables, net	25,212	26,619
Employee receivables	130	144
Other receivables	800	1,140
Inventories	36,274	34,106
Prepaid expenses and other assets	1,655	1,297
Deferred income tax assets	2,087	811
Income tax refunds receivable	350	297
Total Current Assets	93,264	81,988

Property and equipment, net	102,595	99,696
Other intangibles, net	6,429	6,163
Goodwill	11,680	9,527
Other assets	3,053	2,964
Deferred income tax assets	336	4
Deposits	78	78
Total Assets	$217,435	$200,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	11,709	10,275
Other payables	1,500
Accrued expenses	10,856	9,492
Advances from employees	341	267
Liabilities related to unrecognized tax positions		1,023
Income taxes payable	846	737
Total Current Liabilities	25,252	21,794

Deferred income tax liabilities	6,511	6,082
Liabilities related to unrecognized tax positions	2,588	2,588
Deferred compensation payable	3,207	3,063
Deferred credits	2,052	2,105
Other long-term obligation	371	420
Total Liabilities	39,981	36,052

Stockholders’ Equity
Common stock	55,272	52,477
Retained earnings	122,082	111,947
Accumulated other comprehensive loss	100	(56)
Total stockholders’ equity	177,454	164,368

Total Liabilities and Stockholders’ Equity	$217,435	$200,420

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 90 individuals.  Merit employs approximately 1,600 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2007.  Such risks and uncertainties include product recalls and product liability claims; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; termination of  supplier relationships, or failure of suppliers to perform; inability to successfully manage growth through acquisitions; delays in obtaining regulatory approvals, or the failure to maintain such approvals; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete, market acceptance of new products, introduction of products in a timely fashion, price and product competition, availability of labor and materials, cost increases, and fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks;  modification or limitation of governmental or private insurance reimbursement, changes in health care markets related to health care reform initiatives; and other factors referred to in Merit’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  Actual results may differ materially from anticipated results.  Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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